     Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-140349) pertaining to the 2004 Equity Incentive Plan of Altra Holdings, Inc., and in the Registration Statement (Form S-3 No. 333-162511) of Altra Holdings, Inc., of our report dated March 6, 2009 (except for Note 15, as to which the date is November 4, 2009), with respect to the consolidated financial statements and schedule of Altra Holdings, Inc. for the year ended December 31, 2008 included in this Annual Report (Form 10-K) for the year ended December 31, 2010.
/s/ Ernst & Young LLP
Boston, Massachusetts
February 28, 2011